Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To:	Newmont Corporation (the Company)

We hereby consent to the incorporation by reference in the Newmont Corporation Registration Statement on Form S-3 dated July 22, 2021 (the Registration Statement ) pertaining to the renewal of the Company’s Automatic Shelf Registration of our auditor’s report dated February 18, 2021 to the Board of Managers and Members of Nevada Gold Mines LLC (the Joint Venture) on the consolidated financial statements of the Joint Venture, which comprise the balance sheets as at December 31, 2020 and 2019, and the statements of operations and comprehensive income, changes in members’ equity and cash flows for the periods then ended December 31, 2020 and 2019 and the related notes, which include a summary of significant accounting policies, and the effectiveness of internal control over financial reporting of the Joint Venture, included in Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission. We note the financial statements of the Joint Venture are not included in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada

July 22, 2021

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.